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                                                                      EXHIBIT A



                                 PROMISSORY NOTE


$13,048,000                                                     December 1, 1999



        FOR VALUE RECEIVED, Foster City LLC, a California limited liability company ("Maker"), promises to pay to Kaiser Aerospace & Electronics Corporation, a Nevada corporation ("Payee"), in lawful money of the United States of America, the principal sum of Thirteen Million Forty-Eight Thousand Dollars ($13,048,000) together with interest in arrears on the unpaid principal balance at the rate of 8.5% per annum. Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.

        THE OBLIGATIONS DUE UNDER THIS NOTE ARE SECURED BY A PLEDGE OF CERTAIN PROPERTY PURSUANT TO A PLEDGE AGREEMENT (THE "PLEDGE AGREEMENT") DATED AS OF THE DATE HEREOF AND EXECUTED BY MAKER IN FAVOR OF PAYEE. ADDITIONAL RIGHTS OF PAYEE ARE SET FORTH IN THE PLEDGE AGREEMENT.

        This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of a Stock Purchase Agreement dated as of the date hereof by and among Payee and Maker (the "Agreement") and is subject to the terms and conditions of the Agreement, which are, by this reference, incorporated herein and made a part hereof. Capitalized terms used in this Note without definition shall have the respective meanings set forth in the Agreement.

1.      PAYMENTS

        1.1 Principal and Interest. The principal amount of this Note shall be due on the fifth anniversary hereof. Accrued, unpaid interest on the principal balance of this Note shall be due and payable semi-annually on the six-month and twelve-month anniversaries each year of the date hereof.

        1.2 Manner of Payment. All payments of principal and interest on this Note shall be made by wire transfer to such accounts as specified by Payee, promptly upon written request of Payee, or by check at Payee's address as set forth in Section 8.03(a) of the Agreement. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of California.


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        1.3 Optional Prepayment. Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment.

2.      DEFAULTS.

        2.1 Events of Default. The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder ("Event of Default"):

               (a) If Maker shall fail to pay when due any payment of principal or interest on this Note and such failure continues for five (5) Business Days after Payee notifies Maker thereof writing; provided, however, that the exercise by Maker in good faith of a right of set-off available to Maker, whether or not ultimately determined to be justified, shall not constitute an Event of Default.

               (b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; or (iv) make an assignment for the benefit of its creditors, and in each case the actions so taken is not withdrawn, rescinded or dismissed within 30 days.

               (c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker's properties; or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 120 days.

        2.2 Remedies. Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or have been waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, and
(ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note. Maker shall pay all reasonable attorneys' fees incurred by or on behalf of Payee in connection with Payee's exercise of any or all of its rights and remedies under this Note.

3.      MISCELLANEOUS.

        3.1 Waiver. The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Maker, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by Payee; (b) no waiver that may be given by Payee will be


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applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note.

        3.2 Notices. Any notice required or permitted to be given hereunder shall be given in accordance with Section 8.03 of the Agreement.

        3.3 Severability. Any provision of this Note which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Note invalid, illegal or unenforceable in any other jurisdiction.

        3.4 Governing Law. This Note shall be construed and enforced in accordance with and governed by the laws of the State of California.

        3.5 Parties In Interest. This Note shall bind Maker and its successors and assigns. This Note shall not be assigned or transferred by Maker without the express prior written consent of Payee, which consent shall not be unreasonably withheld. This Note shall not be assigned or transferred by Payee without the express prior written consent of Maker, which consent shall not be unreasonably withheld.

        3.6 Section Headings, Construction. The headings of each Section, subsection or other subdivision of this Note are for reference only and shall not limit or control the meaning thereof. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof" and "hereunder" and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.


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        IN WITNESS WHEREOF, the Seller has executed this Agreement in his or her individual capacity and the general partner of the Purchaser has caused this Agreement to be executed by its officer thereunto duly authorized as of the date first written above.



                                 FOSTER CITY LLC

                                 By /s/ H.J. SMEAD
                                   ---------------------------------------------
                                     Name: H.J. Smead
                                          --------------------------------------
                                     Title:
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